As filed with the Securities and Exchange Commission on June 25, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NATIONAL CITY CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	6021 (Primary Standard Industrial Classification Code Number)	34-1111088 (I.R.S. Employer Identification Number)

National City Center
1900 East Ninth Street
Cleveland, Ohio 44114-3484
(216) 222-2000
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

 David L. Zoeller, Esq.
Executive Vice President and General Counsel
National City Corporation
1900 East Ninth Street
Cleveland, Ohio 44114-3484
(216) 222-2000
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

 Copies To:

James R. Whitaker, Esq. Vice President and General Counsel Provident Financial Group, Inc. One East Fourth Street Cincinnati, Ohio 45202 (513) 639-4470 Fax: (513) 564-1365	Gary P. Kreider, Esq. F. Mark Reuter, Esq. Keating, Muething & Klekamp, P.L.L. 1400 Provident Tower One East Fourth Street Cincinnati, Ohio 45202 (513) 579-6411 Fax: (513) 579-6457

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement and upon completion of the merger described in the proxy statement/prospectus.
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X ] 333-113888
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class	Amount to be	Offering	Aggregate Offering	Amount of
of Securities to be Registered	Registered (1)	Price Per Unit	Price (2)	Registration Fee

Common Stock, par value of $4.00 per share	9,800,000	N/A	$343,098,000	$43,471

(1)  Represents the maximum number of additional shares of common stock, par value of $4.00 per share, of the registrant, National City Corporation, that may be issued in connection with the merger of Provident Financial Group, Inc., an Ohio corporation, with and into the registrant, as described in the registration statement on Form S-4 (No. 333-113888), which became effective on April 6, 2004. In connection with the filing of that registration statement, 64,237,613 shares of common stock of the registrant were registered with the Securities and Exchange Commission and a fee of $322,423 was paid. The registrant now anticipates that up to 74,000,000 shares of its common stock may be issued in the merger.
(2)  Pursuant to Rules 457(c) and 457(f) under the Securities Act of 1933, as amended, the registration fee was based on the average of the high and low sale prices of the registrant’s common stock as reported on the New York Stock Exchange on June 18, 2004 and computed based on the number of additional shares of common stock of the registrant to be registered by this registration statement.

EXPLANATORY NOTE

This registration statement is being filed by the registrant pursuant to General Instruction K of Form S-4 and Rule 462(b) under the Securities Act of 1933, as amended, to register an additional 9,800,000 shares of common stock, par value of $4.00 per share, of the registrant, based on the number of shares of Provident Financial Group, Inc. common stock, no par value per share, outstanding or reserved for issuance under various plans, for issuance in connection with the merger of Provident with and into the registrant. In the merger, each share of Provident common stock will be converted into the right to receive 1.135 shares of common stock of the registrant.

The registrant previously registered a total of 64,237,613 shares of common stock in connection with the merger by means of a registration statement on Form S-4 (No. 333-113888), which was declared effective by the Securities and Exchange Commission on April 6, 2004. The maximum number of shares of common stock to be issued pursuant to the merger is expected to be about 74,000,000.

INCORPORATION BY REFERENCE

The registrant hereby incorporates by reference the contents of its registration statement on Form S-4 (No. 333-113888).

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, National City has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, state of Ohio, on June 25, 2004.

NATIONAL CITY CORPORATION

By: /s/ Thomas A. Richlovsky

Thomas A. Richlovsky Senior Vice President and Treasurer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities indicated, on June 25, 2004.

/s/ David A. Daberko* David A. Daberko	Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ Jeffrey D. Kelly Jeffrey D. Kelly	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Thomas A. Richlovsky Thomas S. Richlovsky	Senior Vice President and Treasurer (Principal Accounting Officer)

/s/ Jon E. Barfield* Jon E. Barfield	Director

/s/ James S. Broadhurst* James S. Broadhurst	Director

/s/ John W. Brown* John W. Brown	Director

/s/ Christopher M. Connor* Christopher M. Connor	Director

/s/ Joseph T. Gorman* Joseph T. Gorman	Director

/s/ Bernadine P. Healy, M.D.* Bernadine P. Healy, M.D.	Director

/s/ Paul A. Ormond* Paul A. Ormond	Director

/s/ Robert A. Paul* Robert A. Paul	Director

/s/ Gerald L. Shaheen* Gerald L. Shaheen	Director

/s/ Jerry Sue Thornton, Ph.D.* Jerry Sue Thornton, Ph.D.	Director

/s/ Morry Weiss* Morry Weiss	Director

•     David L. Zoeller, Executive Vice President and General Counsel of National City, as attorney-in-fact, signs this document on behalf of the above-named officers and directors pursuant to powers of attorney duly executed by such officers and directors and previously filed.

/s/ David L. Zoeller*

David L. Zoeller, attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description
5	Opinion of National City Corporation Law Department
23.1	Consent of National City Law Department (included in Exhibit 5)
23.2	Consent of Ernst & Young relating to the consolidated Financial statements of National City Corporation
23.3	Consent of Ernst & Young LLP relating to the consolidated financial statements of Provident Financial Group, Inc.
23.4	Consent of Ernst & Young LLP relating to the consolidated financial statements of Allegiant Bancorp, Inc.
24	Power of Attorney (filed with S-4 registration statement 333-113888 filed on March 24, 2004)
99.1	Consent of S. Craig Lindner
99.2	Consent of UBS Securities LLC